EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2000 relating to the financial statements and financial statement schedule of Northwest Natural Gas Company (the Company), which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference in this Registration Statement of our report dated May 12, 2000 relating to the financial statements and supplemental schedule, which appears in the Company's Retirement K Savings Plan Annual Report on Form 11-K for the year ended December 31, 1999.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Portland, Oregon
February 2, 2001